Exhibit 10.3

DOCUMENT ESCROW AGREEMENT

This Document Escrow Agreement (this “Agreement”), dated effective as of the 30th day of October, 2012, is made and entered into by and among:

(a) POLAR PETROLEUM (AK) CORP., an Alaska corporation (“Polar” or “Buyer”), whose address is 9360 Glacier Highway, Suite 202, Juneau, Alaska 99801;

(b)  SAMUEL H. CADE (“Cade”), whose address is 3410 Amberwood Lane, Prosper, Texas 75078, and  DANIEL K. DONKEL (“Donkel”), whose address is 3000 No. Atlantic Ave., 6th Floor, Daytona Beach, Florida 32118 (“Donkel” and, together with Cade, the “Sellers”): and

(c) ALLEN & VELLONE, P.C., whose address is 1600 Stout Street, Suite 1100, Denver, Colorado 80202 (the “Escrow Agent”).

All capitalized terms utilized in this Agreement, and not otherwise defined herein, shall have the respective meaning given to them in that certain Purchase Agreement dated effective as of October 30, 2012, between Sellers and the Buyer (the “Purchase Agreement”). The Buyer and the Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Purchase Agreement, the Sellers and the Buyer have agreed to the terms and conditions upon which the Sellers will sell, and the Buyer will purchase, 100% of the working interest in certain Alaska oil and gas leases described in the said Purchase Agreement (each a “Lease” and collectively, the “Leases”); and

WHEREAS, pursuant to the Purchase Agreement, the Sellers and the Buyer have agreed to establish an escrow by means of this Agreement for the delivery to the Escrow Agent of certain assignments as provided in Section 11(d) of the Purchase Agreement including four (4) Assignments in approved form whereby the Buyer shall re-assign and re-convey to the Sellers one hundred percent (100%) of the record title in and to State of Alaska Oil and Gas Leases ADL 390939, 391544 and 391545, sometimes collectively referred to as the “Conveyance Documents” to facilitate execution, delivery and disposition of such Conveyance Documents pursuant to the terms and conditions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Sellers, the Buyer and the Escrow Agent hereby agree as follows:

I.             Establishment of Document Escrow

1.01           Promptly after the Closing established under the terms of the Purchase Agreement, the Buyer agrees to deliver to the Escrow Agent the following documents:

(a)           Polar Leaseholder Assignment - four (4) originals of the Conveyance Documents as described in the Recital above, all of such Conveyance Documents being executed and acknowledged by Polar; and

(b)           Four (4) originals of any other form as reasonably required by Sellers in connection with the Purchase Agreement, executed and, if required, acknowledged by the Polar.

1.02           Buyer shall deliver to the Escrow Agent at the Closing under the Purchase Agreement, the cash portion of the Purchase Price (as defined in the Purchase Agreement), being $150,000.00, via wire transfer of immediately available funds to the Escrow Agent for deposit to the escrow account. Funds deposited to the escrow account shall remain un-invested until disbursed per terms of this Agreement. The Parties hereto acknowledge that Section 11(a) of the Purchase Agreement contains the wire transfer instructions to the Escrow Agent’s escrow account.

1.03           The documents delivered pursuant to Section 1.01 are collectively referred to as the “Escrow Documents.” The Escrow Agent agrees to accept delivery of the Escrow Documents and the cash amount as set forth in Section 1.02 above. The Escrow Agent shall provide immediate written notice of its receipt of all Escrow Documents and the cash amount to the Buyer and the Sellers as follows:

To Buyer’s Representative:              Daniel Walker
Phone:  (775) 345-3522
Email:  to be provided

To Sellers’ Representative:              Daniel K. Donkel
Phone: (407) 375-8500
Email: donkeloil@gmail.com

II.   Administration of Escrow Documents

2.01           All Escrow Documents and monies delivered to the Escrow Agent pursuant to this Agreement shall be held by the Escrow Agent until released from escrow pursuant to the provisions of this Agreement.

2.02           Unless otherwise indicated in joint written instructions from Sellers and Buyer, the Escrow Agent shall do the following:

(a)           Subject to its receipt of the cash amount at Closing as set forth in Section 1.02 above, pay to the Sellers via check or, if authorized, via wire transfer of immediately available funds, the sum of $150,000.00. The Sellers’ proportionate share shall be in accordance with the following percentages: (a) Samuel H. Cade – $112,500.00 (75%) and Daniel K. Donkel – $37,500.00 (25%).

(b)           Subject to its receipt of the Escrow Documents as set forth in Section 1.02 above, hold the Escrow Documents until such time as said Escrow Documents, in accordance with the terms of Section 14(b) of the Purchase Agreement, are to be either (i) destroyed or disposed of, with written notice to Buyer of destruction, or (ii) delivered to Sellers for their delivery and filing of the subject Escrow Documents as provided under the terms of Section 14(b) of the Purchase Agreement.

           2.03                                           In the absence of receipt by the Escrow Agent by 4:00 p.m., Mountain Daylight Savings Time, on October 31, 2012, of the cash amount due at Closing as set forth in Section 1.02 above, the Escrow Agent shall, unless otherwise indicated in joint written instructions received from Sellers and Buyer, immediately advise both the Sellers and the Buyer that the said cash amount has not been received by the Escrow Agent.

III.   Responsibility of Escrow Agent

The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the Parties hereby agree shall govern and control with respect to its rights, duties, liabilities, and immunities:

3.01           The Escrow Agent, to the extent of acting in such capacity, shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any written notification or document delivered to it.

3.02           The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it might do or refrain from doing, in each case,  in connection with the fulfillment of its obligations under this Agreement, even if any such judgment, action, mistake, or omission constitutes or is caused by negligence on the part of the  Escrow Agent, except such as constitute gross negligence, willful misconduct or a breach of this Agreement.

3.03           The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, or termination of this Agreement unless in writing received by it.

3.04           The Escrow Agent may resign for any reason, upon fifteen (15) days written notice to the Parties.  Upon expiration of such fifteen (15) day notice period, the Escrow Agent may deliver all Escrow Documents and other property in its possession under this Agreement to any successor appointed jointly by the Parties, or if no successor has been so appointed, to any court of competent jurisdiction in Denver County, State of Coloardo.  Upon either such delivery, the Escrow Agent shall be released from any and all liability under this Agreement.  A resignation under this Section 3.04 shall in no way discharge the Parties from their respective obligations assumed under this Agreement for reimbursement of expenses, indemnity, and costs, as the case may be.

IV.   Indemnification of  Escrow Agent

4.01           EACH OF THE PARTIES AGREES TO INDEMNIFY THE  ESCROW AGENT AND HOLD THE ESCROW AGENT HARMLESS FROM AND AGAINST ALL COSTS, DAMAGES, JUDGMENTS, ATTORNEYS' FEES, EXPENSES, OBLIGATIONS, AND LIABILITIES OF ANY KIND OR NATURE WHICH, IN GOOD FAITH, IT MAY INCUR OR SUSTAIN ARISING OUT OF THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING, IN WHOLE OR IN PART, FROM NEGLIGENCE ON THE PART OF THE  ESCROW AGENT (EXCEPT SUCH AS CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR A BREACH OF THIS AGREEMENT). THE LIABILITY OF THE PARTIES UNDER THIS INDEMNIFICATION SHALL BE JOINT AND SEVERAL.

4.02           If any controversy arises among the Parties hereto or with any other person, with respect to the subject matter of this Agreement, its terms, or conditions, the Escrow Agent shall not be required to determine the same or take action thereupon, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as it may require. The Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

4.03           For purposes of all provisions hereof relating to the Escrow Agent, the Parties hereby submit to the jurisdiction of any local, state, or federal court located in the City and County of Denver, Colorado, and waive any right they may have to transfer or change the jurisdiction or venue of any litigation brought against any of them by the Escrow Agent.

V.   General Provisions

5.01           As payment of its services as escrow agent under this Agreement, the Parties shall pay $500.00 as compensation for Escrow Agent’s services performed under this Agreement as well as reimburse the Escrow Agent for its reasonable costs and expenses incurred in connection with the performance by it of service under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent's counsel). The Escrow Fee shall be paid 50% by the Sellers and 50% by the Buyer. The Escrow Agent will submit statements for its fees, charges and other out-of-pocket expenses incurred in connection with this Agreement.

5.02           All notices, claims, demands, or other communications which may be or are required to be given hereunder shall be in writing and shall be deemed to have been duly and properly given if personally delivered or mailed by registered or certified mail to the Parties or the Escrow Agent, as the case may be, at the addresses provided in the first paragraph of this Agreement.  Any Party or the Escrow Agent may, by proper written notice to the others, change its address for purposes hereof.

5.03           This Agreement shall terminate upon the earlier of (a) written notice by Escrow Agent as provided for in Section 2.03 above, or (b) the final distribution or destruction by the Escrow Agent of the Escrow Documents and any funds deposited into the escrow account as provided for in Section 2.02 above; provided, however, all indemnifications in favor of the Escrow Agent shall survive any such termination.

5.04           This Agreement shall be binding upon and inure to the benefit of the Parties and the Escrow Agent, and their respective legal representatives, successors, and assigns.

5.05           THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO.

5.06           Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge, or termination is sought.

5.07           This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the Parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections.

5.08           This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject hereof and shall supersede any prior agreement among such Parties, whether written or oral, relating to the subject hereof.  As between Buyer and Sellers, this Agreement does not modify, alter, or amend the Purchase Agreement and if any conflict or inconsistency exists between such Purchase Agreement and this Agreement, then such Purchase Agreement shall control as between the parties thereto.

5.09           Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

5.10 If any action or proceeding is necessary to enforce any of the terms, provisions or conditions of this Agreement, including any claim or demand, or to interpret this Agreement, the prevailing Party shall be awarded and shall recover its reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may otherwise be entitled, whether or not such action or proceeding is prosecuted to judgment.

5.11           For the sake of simplicity in execution, this Agreement may be executed by original or telefax signature in any number of counterparts, each of which shall be deemed an original hereof.  All counterparts of this Agreement which are executed by telefax signature shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

[Signatures are on the following page]

IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first hereinabove written.

BUYER: POLAR PETROLEUM (AK) CORP.

By:	/s/ Daniel Walker
Printed Name:	Daniel Walker
Title:	President

SELLERS:
/s/ Samuel H. Cade
Samuel H. Cade

/s/ Daniel K. Donkel
Daniel K. Donkel

ESCROW AGENT: ALLEN & VELLONE, P.C.

By:	/s/ Patrick J. Russell
Patrick J. Russell